UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

PULASKI FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Missouri	0- 24571	43-1816913
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12300 Olive Boulevard, St. Louis, Missouri 63141

(Address of principal executive offices) (Zip Code)

(314) 878-2210

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 27, 2012, Pulaski Financial Corp. (the “Company”) and its subsidiary, Pulaski Bank, entered into an underwriting agreement (the “Underwriting Agreement”) with the United States Department of the Treasury (“Treasury”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters named therein (the “Underwriters”) providing for the offer and sale by Treasury of 32,538 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share (the “Series A Preferred Stock”). Under the terms of the Underwriting Agreement, the Underwriters agreed to purchase the Series A Preferred Stock from Treasury at a price of $874.68 per share, and to sell the Series A Preferred Stock to the public through a modified dutch auction at an initial public offering price of $888.00 per share. The Company will not receive any of the proceeds from the offering. The offering is expected to close on or about July 3, 2012.

The Series A Preferred Stock was issued to the Treasury by the Company on January 16, 2009 in connection with the Company’s participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The description of the Underwriting Agreement as contained herein is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated June 27, 2012, among Pulaski Financial Corp., Pulaski Bank, the United States Department of the Treasury, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and the other several Underwriters named in Schedule A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 28, 2012	By:	/s/ Paul J. Milano
Paul J. Milano
Chief Financial Officer